UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WEIGHT WATCHERS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Virginia	11-6040273
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

11 Madison Avenue

New York, New York 10010

(Address and Zip Code of Principal Executive Offices)

WEIGHT WATCHERS INTERNATIONAL, INC. 2008 STOCK INCENTIVE PLAN

(Full title of the plan)

Jeffrey A. Fiarman

General Counsel

Weight Watchers International, Inc.

11 Madison Avenue

New York, New York 10010

(212) 589-2700

(Name, address and telephone number, including area code, of agent for service)

With copies to:

Kenneth Wallach, Esq.

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Explanatory Note

This Post-Effective Amendment No. 1 relates to the Registration Statement of Weight Watchers International, Inc. (the “Registrant”) on Form S-8, File No. 333-165637, filed by the Registrant on March 23, 2010 (the “Registration Statement”). The Registration Statement registered shares of common stock, no par value, of the Registrant (the “Common Stock”) for issuance pursuant to the Weight Watchers International, Inc. 2008 Stock Incentive Plan (the “Plan”) as well as the associated preferred stock purchase rights (the “Rights”) to be issued with each such share of Common Stock pursuant to the Rights Agreement, dated as of November 15, 2001, between the Registrant and Computershare Trust Company, N.A. (formerly EquiServe Trust Company, N.A.), as amended (the “Rights Agreement”).

At 5:00 P.M., New York City time, on November 19, 2011, the “Final Expiration Date” occurred under the Rights Agreement. As a result, the Rights Agreement and the Rights issued thereunder expired by their own terms and each share of Common Stock is no longer accompanied by a right to purchase, under certain circumstances, one one-hundredth of a share of Series B Junior Participating Preferred Stock of the Registrant. Accordingly, since the Rights can no longer be issued with the Common Stock registered under the Registration Statement for issuance pursuant to the Plan, this Post-Effective Amendment No. 1 is being filed to deregister the Rights previously registered under the Registration Statement. The Registrant hereby withdraws from registration all Rights registered under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, and State of New York on the 10th day of February, 2012.

WEIGHT WATCHERS INTERNATIONAL, INC.
(Registrant)

By:	/s/ Jeffrey A. Fiarman
	Name:	Jeffrey A. Fiarman
	Title:	Executive Vice President, General Counsel and Secretary

No other person is required to sign this Post-Effective Amendment No. 1 on behalf of the Registrant in reliance upon Rule 478 under the Securities Act.